Towerstream Announces Record Revenues for the Second Quarter of 2008 with Sequential Growth of 20% and Year over Year Growth of 53%

Growth driven by new customer additions and low customer churn

Middletown, RI., August 11, 2008 – Towerstream (NASDAQ: TWER), a leading fixed WiMAX provider currently operating in nine major metropolitan areas, announced results for the second quarter ended June 30, 2008.

Operating Highlights:

•	Second quarter 2008 revenues increased 20% from first quarter 2008, well above previous guidance of 15%, and a 53% increase from second quarter 2007
•	Customer churn for the second quarter of 2008 was 1.17% representing an improvement of 12% from the first quarter of 2008 and an improvement of 36% from the second quarter of 2007
•	Average revenue per user (ARPU) reached $797, an increase of 8% from first quarter 2008 and an increase of 19% from second quarter 2007
•	“Cash burn” decreased from $4.7 million in first quarter 2008 to $4.4 million in second quarter 2008
•	Gross margin increased to 58% during the second quarter 2008 as compared to 53% in the first quarter 2008

Management Comments:

“Our second quarter sequential revenue growth of 20% significantly exceeded our previously stated guidance of 15% for the quarter,” said Jeff Thompson, Chief Executive Officer. “These strong results reflect the continued maturation of both our newer markets and our sales force. Over the past 12 months, we have significantly increased the number of account executives and the customer pipelines developed by our expanded sales force is beginning to yield results. Our Internet-based marketing initiatives, and the success of our mid-range product offering of 8 mbps at $999 per month, are also driving sales growth.”

“We are well positioned to take advantage of the significant investment made over the past 12 months in our network and in our people,” said Joseph Hernon, Chief Financial Officer. “We have strengthened our network capabilities in existing markets and established a strong network presence in our new markets. We have built and trained a sales force which is almost three times larger than a year ago and our newer account executives are beginning to report higher sales volume. With these investments largely completed, and our sales growth accelerating, we believe that our ‘cash burn’ may have peaked in the first quarter of 2008.”

“Recent customer wins include high profile companies such as Intel, Netflix and ESPN – and our existing customers continue to upgrade to higher bandwidth products, increasing ARPU,” added Thompson. “At the same time, churn decreased to 1.17%, reflecting higher levels of customer satisfaction.  These positive operating metrics are a clear indication that businesses view Internet connectivity as essential to their operations even during a difficult economic environment.”

Selected Financial Data and Key Operating Metrics:
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	6/30/2008	3/31/2008	6/30/2007*
Selected Financial Data
Revenues	$2,494	$2,082	$1,632
Gross profit margin	58%	53%	66%
Operating expenses (1)	$6,262	$5,792	$3,967
Operating loss (1)	$(3,768)	$(3,710)	$(2,335)
Net loss (1)	$(3,730)	$(3,609)	$(2,389)
EBITDA before stock-based compensation (2)	$(2,683)	$(2,864)	$(1,804)
Capital expenditures	$1,841	$2,047	$1,689
Key Operating Metrics
Churn rate (2)	1.17%	1.33%	1.83%
ARPU (2)	$797	$735	$669
ARPU of new subscribers (2)	$898	$842	$918

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.
(1) Includes Stock-based compensation of $336, $174 and $269, respectively.
(2) See Non-GAAP Measures below for a definition and reconciliation of EBITDA before Stock-based compensation, and definitions of Churn, ARPU and ARPU of new subscribers.

Analysis of Results of Operations and Financial Condition

Revenues for the second quarter of 2008 increased 20% as compared to the first quarter of 2008, and increased 53% from the second quarter of 2007. These increases were driven by the continued growth in our customer base and higher ARPU.

ARPU of new subscribers in the second quarter of 2008 increased 7% as compared to the first quarter of 2008, and decreased 2% as compared to the second quarter of 2007. ARPU of all subscribers in the second quarter of 2008 increased 8% as compared to the first quarter of 2008, and increased 19% as compared to the second quarter of 2007. Customer churn for the second quarter of 2008 decreased 12% from the first quarter of 2008 and decreased 36% as compared to the second quarter of 2007.

Gross margin increased by 9% in the second quarter of 2008 as compared to the first quarter of 2008, and decreased 12% as compared to the second quarter of 2007. Our gross margin can fluctuate from period to period due to the timing of when we add network capacity to existing markets or expand into new markets. This variability in gross margin occurs, in part, because we are required to incur these costs prior to generating new subscriber revenues.

Customer support expenses in the second quarter of 2008 increased 6% as compared to the first quarter of 2008, and increased 135% as compared to the second quarter of 2007. These increases reflect staffing additions and other costs incurred to support our growing customer base.

Selling expenses in the second quarter of 2008 increased 14% as compared to the first quarter of 2008, and increased 173% as compared to the second quarter of 2007. A substantial portion of the increase related to higher payroll costs associated with the expansion of our sales team.

General and administrative expenses increased 3% in the second quarter of 2008 as compared to the first quarter of 2008, and decreased 5% as compared to the second quarter of 2007.

Cash and cash equivalents totaled $31.7 million at June 30, 2008 as compared to $40.8 million at December 31, 2007 representing a “cash burn” of approximately $9 million for the first six months of 2008. Capital expenditures totaled approximately $3.9 million primarily related to network, base station, and customer premise equipment associated with installations for new customers and increases in our network capabilities. Net cash used in operating activities totaled approximately $5.1 million with a significant portion attributable to a substantial increase in the Company’s sales force.

Operating Outlook and Guidance:

•	Revenues for the third quarter of 2008 are expected to increase by approximately 12% on a sequential basis and by approximately 58% on a year over year basis.

•	Operating focus will remain on reaching EBITDA break-even in existing markets before expanding into new markets.

Non-GAAP Measures
The terms “EBITDA before stock-based compensation”, “Churn”, “Churn rate” and “ARPU” are measurements used by Towerstream to monitor business performance and are not recognized measures under GAAP. Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures. Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

The term “EBITDA before stock-based compensation” refers to income before deducting interest, taxes, depreciation, amortization and stock-based compensation. The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from subscribers disconnecting from our networks. The term “ARPU” refers to average revenue per subscriber, calculated as the average revenue for the period divided by the average number of subscribers on the network. ARPU of new subscribers is calculated as the monthly recurring revenue generated by new subscribers during a period divided by the total number of new subscribers added during the period.

The Non-GAAP measure, EBITDA before Stock-based compensation, has been reconciled to the nearest GAAP measure, Net loss, as follows:

	Three months ended
	6/30/2008	3/31/2008	6/30/2007*
Reconciliation of Non-GAAP to GAAP:
EBITDA before stock-based compensation	$(2,683)	$(2,864)	$(1,804)
Interest expense	(106)	(183)	(134)
Interest income	148	289	233
Depreciation	(753)	(677)	(415)
Stock-based compensation	(336)	(174)	(269)
Net loss	$(3,730)	$(3,609)	$(2,389)

•	Certain reclassifications of prior period amounts have been made to conform to current year presentation.

Summary Balance Sheet and Statements of Operations

	(Unaudited) June 30, 2008	December 31, 2007
Assets
Current Assets
Cash and cash equivalents	$31,707	$40,757
Accounts receivable, net	172	185
Other current assets	385	736
Total Current Assets	32,264	41,678

Property and equipment, net	10,967	8,519

Other assets	745	758

Total Assets	43,976	50,955

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	740	1,414
Accrued expenses	808	686
Deferred revenues	841	632
Other current liabilities	42	47
Total Current Liabilities	2,431	2,779

Other Liabilities
Long-term debt, net of deferred discount	2,538	3,143
Other liabilities	351	298
Total Other Liabilities	2,889	3,441
Total Liabilities	5,320	6,220

Stockholders’ Equity
Common stock	34	34
Additional paid-in-capital	54,462	53,223
Deferred consulting costs	-	(20)
Accumulated deficit	(15,840)	(8,502)
Total Stockholders’ Equity	38,656	44,735
Total Liabilities and Stockholders’ Equity	$43,976	$50,955

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenues	$2,494	$1,632	$4,576	$3,213

Operating Expenses
Cost of revenues (exclusive of depreciation)	1,038	547	2,014	1,011
Depreciation	753	415	1,429	777
Customer support services	447	191	869	351
Selling expenses	2,057	753	3,868	1,096
General and administrative expenses	1,967	2,061	3,874	3,480
Total Operating Expenses	6,262	3,967	12,054	6,715
Operating Loss	(3,768)	(2,335)	(7,478)	(3,502)
Other Income (Expense)
Interest income	148	233	437	$337
Interest expense	(106)	(134)	(289)	(709)
Other expense, net	(4)	(153)	(9)	(155)
Total Other Income (Expense)	38	(54)	139	(527)
Net Loss	$(3,730)	$(2,389)	$(7,339)	$(4,029)

Net loss per common share	$(0.11)	$(0.09)	$(0.21)	$(0.17)
Net loss per common share excluding stock-based compensation	$(0.10)	$(0.08)	$(0.20)	$(0.15)
Weighted average common shares outstanding – basic and diluted	34,556	25,860	34,526	24,329

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on August 12 at 8:30 a.m. EDT to review results and provide an update on business developments.

Interested parties may participate in the conference by dialing 888.679.8033 or 617.213.4846 (for international callers) using pass code 70974945. A telephonic replay of the conference may be accessed approximately two hours after the call through August 19, 2008 at 11:59 p.m. EDT by dialing 888-286-8010 or 617-801-6888 (for international callers) using pass code 52627171.

The call will also be webcast and can be accessed in a listen-only mode on the company’s website at www.towerstream.com.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days. Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for Voice Over IP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities. All of Towerstream’s products are backed by its Service Level Agreement (SLA) and the ability to be up and running within a week. Towerstream currently serves businesses of all sizes in New York, Chicago, Miami, Seattle, Los Angeles, Boston, the San Francisco Bay Area, Dallas-Fort Worth and Providence/Newport, RI.

For more information, visit www.towerstream.com.

About Towerstream Corporation
Towerstream is a leading fixed WiMAX service provider in the U.S., delivering high-speed Internet access to businesses. Founded in 2000, the Company has established networks in nine markets including New York City, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth, and the greater Providence area where the Company is based. The Company was the first carrier selected to join the WiMAX Forum to assist leading vendors in establishing industry compliance with international broadband wireless access standards and cross-vendor interoperability.

Safe Harbor
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

MEDIA CONTACT:
Amanda Lordy/ Todd Barrish
Dukas Public Relations
212-704-7385
amanda@dukaspr.com / todd@dukaspr.com